AMENDMENT NO. 2 TO
AGREEMENT OF SALE AND PURCHASE
between
THE TORONTO-DOMINION BANK
and
AMERITRADE HOLDING CORPORATION
dated as of December 23, 2005

AMENDMENT NO. 2 TO AGREEMENT OF SALE AND PURCHASE
          THIS AMENDMENT NO. 2 TO AGREEMENT OF SALE AND PURCHASE (as amended, supplemented, restated or otherwise modified from time to time, the “Amendment”) is entered into as of December 23, 2005 between The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), and Ameritrade Holding Corporation, a Delaware corporation (“Ameritrade”). All capitalized terms not defined in this Amendment shall have the meanings given them by the Purchase Agreement (as defined below).
RECITALS
          WHEREAS, TD and Ameritrade are parties to that certain Agreement of Sale and Purchase dated as of June 22, 2005, and Amendment No. 1 thereto dated October 28, 2005 (as amended, the “Purchase Agreement”);
          WHEREAS, TD Waterhouse Canadian Call Center Inc., a corporation incorporated under the laws of Ontario, is included as one of the Excluded Subsidiaries under the Purchase Agreement;
          WHEREAS, the parties desire to amend the definition of “Excluded Subsidiaries” to exclude TD Waterhouse Canadian Call Center Inc. and amend the definition of “Business Subsidiaries” to include TD Waterhouse Canadian Call Center Inc.; and
          WHEREAS, the parties desire to amend the Purchase Agreement in accordance with Section 7.3 of the Purchase Agreement as set forth below.
          NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
     1.  Amendment to Article III (Representations and Warranties of TD). Article III of the Purchase Agreement is hereby amended to add the following additional representation and warranty of TD:
    “SECTION 3.25. TD Waterhouse Canadian Call Center Inc. As of the Closing, TD Waterhouse Canadian Call Center Inc. shall not have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) other than liabilities or obligations arising pursuant to that certain Call Centre Services Agreement, between TD, TD Waterhouse Investor Services, Inc. and Ameritrade, effective on the Closing Date of the Share Purchase (the “CCS Agreement”) and shall not have any material assets other than the CCS Agreement. The TD Waterhouse Canadian Call Center Inc. is a NYSE registered branch office pursuant to NYSE Rule 342.”
     2.  Amendment to Article V (Covenants). Section 5.21 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

    “SECTION 5.21. Canadian Call Centre. During the period from the date of this Agreement and continuing until the Closing, TD shall (i) give Ameritrade and Waterhouse access to Waterhouse’s Canadian Call Centre (the “CCC”), including the business, facilities, operations and personnel thereof, as Ameritrade and Waterhouse may reasonably request, and (ii) cause the CCC to carry on its business, and provide services, support and information to Waterhouse and the Business Subsidiaries, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.”
     3.  Amendment to Section 9.1(i) (Business Subsidiaries). Section 9.1(i) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
(i) “Business Subsidiaries” means the following Subsidiaries of Waterhouse: National Investor Services Corp., TD Waterhouse Investor Services, Inc., TD Waterhouse Capital Markets, Inc. and TD Waterhouse Canadian Call Center Inc.”
     4.  Amendment to Section 9.1(o) (Excluded Subsidiaries). Section 9.1(o) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
(o) “Excluded Subsidiaries” means those entities set forth in Section 9.1(o) of the TD Disclosure Schedule, other than TD Waterhouse Canadian Call Center Inc.”
     5.  Continued Effect. As amended hereby, the Purchase Agreement is hereby ratified and confirmed and agreed to by all of the parties hereto and thereto and continues in full force and effect.
     6.  Counterparts. This Amendment may be executed by facsimile and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     7.  Governing Law; Successors and Assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable) without giving effect to the principles of conflicts of law and shall be binding upon the successors and assigns of the parties.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers hereunto duly authorized as of the date set forth in the first paragraph hereof.

THE TORONTO-DOMINION BANK
By:	/s/ Barbara Cromb
	Name:	Barbara Cromb
	Title:	Senior Vice President

AMERITRADE HOLDING CORPORATION
By:	/s/ John R. MacDonald
	Name:	John R. MacDonald
	Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer